Exhibit 99.1

DELUXE REPORTS SECOND QUARTER RESULTS
• EPS of $.80 in line with Company expectations
• Company confirms positive outlook for second half of 2003

St. Paul, Minn. — Deluxe Corporation (NYSE: DLX), the nation’s leading check printing company, reported second quarter diluted earnings per share (EPS) of $.80 on net income of $44.9 million. Diluted earnings per share and net income for the second quarter in 2002 were $.85 and $54.7 million, respectively.

“As expected, year-over-year financial comparisons were unfavorable during the second quarter,” said Lawrence J. Mosner, chairman and CEO of Deluxe Corporation. “A number of factors kept us from matching last year’s second-quarter and six-month record net income and EPS,” added Mosner. “These factors include: increased competitive pricing pressures in our Financial Services segment, timing of client gains and losses, and also the ongoing softness in the economy.

“The consensus opinion from economists is that the U.S. economy will improve in the second half of the year,” stated Mosner. “However, because employment growth continues to be weak, our business outlook in the near term is not expected to improve significantly as it relates to the general economy. That being said, we expect new business gains that will take hold later this year, along with our continued focus on cost management initiatives, to result in positive comparisons for the last half of 2003 on a year-over-year basis.”

Second Quarter Performance

Deluxe’s second quarter net income was $44.9 million, compared to $54.7 million during the same quarter in 2002. EPS was $.80 per diluted share compared to $.85 for the same period a year ago. EPS was positively impacted $.02 due to share repurchase activity since March 31, 2003, and $.10 due to the net impact of share repurchases made during the past 12 months. Second quarter 2002 included a $.05 per share gain related to a contract buyout in the Financial Services segment.

Revenue decreased 5.8 percent to $309.6 million in the second quarter, from $328.5 million during the same quarter a year ago. The decrease in revenue was due to a 5.5 percent decline in unit volume, partially offset by a 1.3 percent increase in revenue per unit, excluding the contract buyout in 2002.

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Gross margin was 65.5 percent of revenue for the quarter, compared to 66.3 percent in 2002. Most of the decline was attributable to last year’s contract buyout. In addition, there was some impact due to lower unit volume.

Selling, general and administrative expense (SG&A) as a percentage of revenue was 40.4 percent, compared to 39.4 percent in 2002. Expense declined $4.5 million for the quarter, primarily due to lower discretionary spending in response to the challenging business and economic environments.

As a result, operating income decreased 11.9 percent to $77.8 million in the second quarter, from $88.3 million last year. Operating margin was 25.1 percent of revenue, compared to 26.9 percent last year.

Interest expense increased to $4.9 million for the quarter, compared to $1.2 million in 2002, due to higher interest rates and higher debt levels. In December 2002, Deluxe issued $300.0 million of 10-year senior, unsecured notes with an interest rate of 5.0 percent.

Year-to-Date Performance

For the first six months of 2003, net income decreased 13.2 percent to $94.9 million or $1.64 diluted per share, compared to net income of $109.3 million or $1.69 diluted per share in 2002.

Revenue was $626.8 million for the first six months of the year, compared to $657.4 million a year ago. The 4.7 percent decrease in revenue was due to a unit decline of 6.6 percent, partially offset by an increase in revenue per unit of 2.0 percent.

Gross margin decreased to 65.4 percent of revenue for the first six months of 2003, compared to 66.0 percent in 2002. The change was due to lower unit volume, partially offset by the increase in revenue per unit.

SG&A for the first half of 2003 was 39.5 percent of revenue, compared to 39.1 percent for the first half of 2002. SG&A declined $9.1 million, however, due to reduced advertising expense in our Direct Checks segment and lower discretionary expense in response to the current business environment.

As a result, operating margin decreased to 25.9 percent of revenue for the first six months of the year, compared to 27.0 percent of revenue a year ago.

Interest expense increased to $9.2 million for the first half of the year, compared to $2.1 million in 2002 due to higher interest rates and debt levels.

Business Outlook

“While we’ve been faced with some challenges, we are managing through them and delivering respectable results given the prolonged economic downturn and increased competitive pricing,” Mosner said. “We expect to report favorable comparisons during the last half of the year; however, based on these same challenges, we are updating our EPS outlook slightly for the third and fourth quarters. Our new guidance takes into account the increased pricing pressure we’re seeing in our Financial Services segment, the likely loss of unit volume from a large client and the current high levels of unemployment which negatively impact check usage.”

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Deluxe indicated that it anticipates third quarter diluted EPS to be in the range of $.93 to $.97 per share and full-year results to reach approximately $3.50 per share, excluding the impact of additional share repurchases subsequent to June 30, 2003. This compares to EPS of $.83 and $3.36 for the third quarter and full year 2002, respectively.

Segment Information

Deluxe operates three business segments: Financial Services, which sells checks, related products and check merchandising services to financial institutions; Direct Checks, which sells checks and related products directly to consumers through direct mail and the Internet; and Business Services, which sells checks, forms and related products to small businesses and home offices through financial institution referrals, business alliances and via direct mail and the Internet. Each business segment felt the impact of the continued weak economy as well as the expected unit decline in checks due to growth of electronic payment transactions.

Financial Services’ revenue decreased 11.7 percent to $173.5 million for the quarter, from $196.6 million in 2002. Operating income for the quarter decreased 31.9 percent to $35.7 million, from $52.4 million in 2002. The decreases were primarily the result of continued pricing pressure and lower unit volume. Revenue and operating income in 2002 was higher by $5 million due to a contract buyout.

Direct Checks’ revenue decreased 5.1 percent to $75.8 million for the quarter, from $79.9 million in 2002. Operating income for the quarter increased 10.9 percent to $23.4 million, from $21.1 million in 2002. Revenue decreased due to lower unit volume and operating income increased as a result of higher revenue per unit and productivity improvements.

Business Services’ revenue increased 16.0 percent to $60.3 million for the quarter, from $52.0 million in 2002. Operating income for the quarter increased 26.4 percent to $18.7 million, from $14.8 million in 2002. Revenue and operating income were favorably impacted by increased revenue per unit and new business from our Microsoft® business alliance.

Share Repurchase Program

Through June 30, 2003, Deluxe had repurchased 9.4 million shares under a 12 million share repurchase program authorized by its board of directors on August 5, 2002. The Company repurchased 3.1 million shares during the second quarter. As of July 16, 2003, the Company has repurchased 10.0 million shares under the current program.

Conference Call Information

Deluxe will hold an open-access teleconference call today at 11:00 a.m. EST (10:00 a.m. CST) to review the quarter’s financial results. All interested persons may listen to the call by dialing 612-332-0725. The presentation also will be available via a simultaneous web cast at www.deluxe.com. A replay of the call will be available on Deluxe’s web site until midnight on July 31, or by calling 320-365-3844 (access code 689848).

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About Deluxe

Deluxe Corporation provides personal and business checks, business forms, labels, personalized self-inking stamps, fraud prevention services and customer retention programs to banks, credit unions, financial services companies, consumers and small businesses. The Deluxe group of businesses reaches clients and customers through a number of distribution channels: the Internet, direct mail, the telephone and a nationwide sales force. Since its beginning in 1915, Deluxe Corporation has been instrumental in shaping the U.S. payments industry. Deluxe was recently ranked as a leading U.S. corporate citizen by Business Ethics magazine. More information about Deluxe can be found at www.deluxe.com.

Forward-looking Statements

Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services; the impact of governmental laws and regulations; and competitive factors. In addition, the Company’s stock repurchase activities are subject to certain pricing restrictions, stock market forces, management discretion and various regulatory requirements. As a result, there can be no assurance as to the timing and/or amount of shares that the Company may repurchase under its stock repurchase program. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s Form 10-Q for the quarter ended March 31, 2003.

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- 5 - Financial Highlights

DELUXE CORPORATION STATEMENTS OF INCOME (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS) (Unaudited)

	Second Quarter 2003		Second Quarter 2002
Revenue	$309.6		$328.5

Cost of goods sold	106.8	34.5%	110.6	33.7%

Gross Profit	202.8	65.5%	217.9	66.3%

Selling, general and administrative expense	125.1	40.4%	129.6	39.4%
Asset impairment and net disposition gains	(0.1)	—	—	—

Operating Income	77.8	25.1%	88.3	26.9%

Other income (expense)	(0.6)	(0.2%)	1.0	0.3%

Earnings Before Interest and Taxes	77.2	24.9%	89.3	27.2%

Interest expense	(4.9)	(1.5%)	(1.2)	(0.4%)
Interest income	0.1	—	0.1	—

Income Before Income Taxes	72.4	23.4%	88.2	26.8%

Provision for income taxes	27.5	8.9%	33.5	10.1%

Net Income	$44.9	14.5%	$54.7	16.7%

Average Diluted Shares Outstanding	55,914,758		64,108,801
Net Income per Share: Basic	$0.81		$0.87
Diluted	$0.80		$0.85
Capital Expenditures	$4.8		$8.1
Depreciation and Amortization Expense	$14.8		$14.6
EBITDA*	$92.0		$103.9
Number of Employees	5,870		6,380

*	EBITDA is not a measure of financial performance under generally accepted accounting principles (GAAP). We disclose EBITDA because it can be used to analyze profitability between companies and industries by eliminating the effects of financing (i.e., interest) and capital investments (i.e., depreciation and amortization). We continually evaluate EBITDA, as we believe that an increasing EBITDA depicts increased ability to attract financing and increases the valuation of our business. We do not consider EBITDA to be a substitute for performance measures calculated in accordance with GAAP. Instead, we believe that EBITDA is a useful performance measure which should be considered in addition to those measures reported in accordance with GAAP. EBITDA is derived from net income as follows:

	Second Quarter
	2003	2002
Net income	$44.9	$54.7
Provision for income taxes	27.5	33.5
Interest expense, net	4.8	1.1
Depreciation and amortization	14.8	14.6

EBITDA	$92.0	$103.9

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DELUXE CORPORATION STATEMENTS OF INCOME (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS) (Unaudited)

	Six Months Ended June 30, 2003		Six Months Ended June 30, 2002
Revenue	$626.8		$657.4

Cost of goods sold	216.6	34.6%	223.7	34.0%

Gross Profit	410.2	65.4%	433.7	66.0%

Selling, general and administrative expense	247.9	39.5%	257.0	39.1%
Asset impairment and net disposition gains	(0.2)	—	(0.7)	(0.1%)

Operating Income	162.5	25.9%	177.4	27.0%

Other income (expense)	(0.4)	—	0.7	0.1%

Earnings Before Interest and Taxes	162.1	25.9%	178.1	27.1%

Interest expense	(9.2)	(1.5%)	(2.1)	(0.3%)
Interest income	0.2	—	0.3	—

Income Before Income Taxes	153.1	24.4%	176.3	26.8%

Provision for income taxes	58.2	9.3%	67.0	10.2%

Net Income	$94.9	15.1%	$109.3	16.6%

Average Diluted Shares Outstanding	57,970,537		64,591,690
Net Income per Share: Basic	$1.66		$1.72
Diluted	$1.64		$1.69
Capital Expenditures	$10.3		$17.2
Depreciation and Amortization Expense	$29.4		$29.3
EBITDA*	$191.5		$207.4
Number of Employees	5,870		6,380

*	EBITDA is not a measure of financial performance under generally accepted accounting principles (GAAP). We disclose EBITDA because it can be used to analyze profitability between companies and industries by eliminating the effects of financing (i.e., interest) and capital investments (i.e., depreciation and amortization). We continually evaluate EBITDA, as we believe that an increasing EBITDA depicts increased ability to attract financing and increases the valuation of our business. We do not consider EBITDA to be a substitute for performance measures calculated in accordance with GAAP. Instead, we believe that EBITDA is a useful performance measure which should be considered in addition to those measures reported in accordance with GAAP. EBITDA is derived from net income as follows:

	Six Months Ended June 30,
	2003	2002
Net income	$94.9	$109.3
Provision for income taxes	58.2	67.0
Interest expense, net	9.0	1.8
Depreciation and amortization	29.4	29.3

EBITDA	$191.5	$207.4

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DELUXE CORPORATION CONDENSED BALANCE SHEETS (DOLLARS IN MILLIONS) (Unaudited)

	June 30, 2003	December 31, 2002	June 30, 2002
Cash and cash equivalents	$7.0	$124.9	$5.2
Other current assets	107.1	74.8	98.0
Property, plant & equipment – net	131.7	140.0	143.3
Intangibles – net	95.0	106.0	110.2
Goodwill – net	82.2	82.2	82.2
Other long-term assets	181.5	141.1	111.1

Total assets	$604.5	$669.0	$550.0

Short-term debt & current portion of
long-term debt	$216.5	$1.6	$193.1
Other current liabilities	200.0	213.2	212.7
Long-term debt	306.1	306.6	9.3
Deferred income taxes	54.5	54.5	44.9
Other long-term liabilities	31.7	28.8	35.3
Shareholders’ (deficit) equity	(204.3)	64.3	54.7

Total liabilities and shareholders’
(deficit) equity	$604.5	$669.0	$550.0

Shares outstanding	53,746,430	61,445,894	62,449,131

CONDENSED STATEMENTS OF CASH FLOWS (DOLLARS IN MILLIONS) (Unaudited)

	Six Months Ended June 30, 2003	Six Months Ended June 30, 2002
Cash provided by (used by):
Operating activities	$50.3	$121.4
Investing activities:
Purchases of capital assets	(10.3)	(17.2)
Other	(1.1)	(4.3)

Total investing activities	(11.4)	(21.5)

Financing activities:
Shares repurchased	(337.2)	(118.4)
Dividends	(42.1)	(47.1)
Shares issued under employee plans	11.3	24.7
Net change in debt	211.2	36.5

Total financing activities	(156.8)	(104.3)

Net decrease in cash	(117.9)	(4.4)
Cash and cash equivalents: Beginning of period	124.9	9.6

End of period	$7.0	$5.2

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DELUXE CORPORATION SEGMENT INFORMATION (DOLLARS IN MILLIONS) (Unaudited)

	Second Quarter 2003	Second Quarter 2002
Revenue:
Financial Services	$173.5	$196.6
Direct Checks	75.8	79.9
Business Services	60.3	52.0

Total	$309.6	$328.5

Operating income:
Financial Services	$35.7	$52.4
Direct Checks	23.4	21.1
Business Services	18.7	14.8

Total	$77.8	$88.3

	Six Months Ended June 30, 2003	Six Months Ended June 30, 2002
Revenue:
Financial Services	$350.8	$388.9
Direct Checks	156.6	160.8
Business Services	119.4	107.7

Total	$626.8	$657.4

Operating income:
Financial Services	$73.0	$100.8
Direct Checks	54.6	43.1
Business Services	34.9	33.5

Total	$162.5	$177.4

The segment information reported here was calculated utilizing the methodology outlined in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2002.

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